SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to 14a-12

SunGard Data Systems Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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1.	Title of each class of securities to which transaction applies:

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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THIS FILING CONSISTS OF AN EMAIL TO THE COMPANY’S EMPLOYEES REGARDING THE PROPOSED MERGER AND ATTACHES THE PRESS RELEASE ANNOUNCING THE PROPOSED MERGER.

E-Mail to Employees

I am very pleased to report that we have signed a definitive agreement to be acquired by a group of private equity investment firms for $36 per share. Please see the attached press release.

This is great news for stockholders, customers and employees. Not only does it provide an excellent price to stockholders for their SunGard shares but it also represents an endorsement of our business model, industry leadership and financial strength, and the hard work of all of our employees.

For all of us, it is business as usual. So let’s focus on the tasks at hand. The success of the transaction will depend on growing the business rather than eliminating jobs or reducing service levels. The current senior management team will continue to lead the company and will also become investors in the company. Our customers should be assured that the interests of the investor group are closely aligned with our customers’ long-term interests. I have no doubt that the investor group is committed to growing the business and enhancing its value.

The transaction is subject to stockholder approval, customary regulatory approvals and other customary conditions. We expect to close the transaction during the third quarter. Once the transaction is complete SunGard shares will no longer trade on the NYSE.

In light of this transaction, the board of directors of SunGard has determined not to implement the previously announced plan to spin off SunGard’s Availability Services business.

I am sure you will have many questions regarding the transaction. I will try to address them on a conference call on Monday, March 28 at 9.30 AM Eastern. I realize that many employees are on holiday but the timing of the transaction and the announcement could not be delayed.

The dial-in numbers are:

United States:

International:

Participant Access Code:

The conference call will also be streamed over the Internet.

To access the live event or archive, please use this URL:

Enter Conference              then click Go.

The call will be recorded and will be available for one month for playback online at the same URL. If you can, please listen to the conference call over the Internet. Otherwise please arrange to listen to the conference call together in meeting rooms.

During the conference call, I will take questions by e-mail. Please send your questions to askcris@sungard.com. The e-mail box will be open until the end of the conference call. After the call, you should address any questions to your local HR professional.

About the Transaction

In connection with the proposed merger, SunGard will file a proxy statement with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by SunGard at the Securities and Exchange Commission’s Web site at http://www.sec.gov. The proxy statement and such other documents may also be obtained for free from SunGard by directing such request to SunGard, Attention: Investor Relations, telephone: (484) 582-5500.

SunGard and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of SunGard’s participants in the solicitation is set forth in SunGard’s proxy statements and Annual Reports on Form 10-K, previously filed with the Securities and Exchange Commission, and in the proxy statement relating to the merger when it becomes available.

SunGard Data Systems to be Acquired by Private Equity Group for $36 per share or approximately $11.3 billion

Silver Lake Partners, Bain Capital, The Blackstone Group, Goldman Sachs Capital Partners, Kohlberg Kravis Roberts & Co. L.P., Providence Equity Partners and Texas Pacific Group Work As Partners to Complete Buyout. Transaction Underscores SunGard’s Growth Prospects, Broad and Leading Industry Positions, and World-Class Management Team

Wayne, PA and New York, NY- March 28, 2005 - SunGard (NYSE:SDS), a global leader in integrated software and processing solutions primarily for financial services and the pioneer and leading provider of information availability services, together with a consortium of seven leading private equity investment firms, announced today the execution of a definitive agreement under which the consortium will acquire SunGard in a transaction valued at approximately $11.3 billion. The acquiring consortium was organized by Silver Lake Partners and includes Bain Capital, The Blackstone Group, Goldman Sachs Capital Partners, Kohlberg Kravis Roberts & Co. L.P., Providence Equity Partners and Texas Pacific Group.

Under the terms of the agreement, SunGard stockholders will receive $36 in cash for each share of SunGard common stock they hold. SunGard’s existing bonds in the principal amount of $500 million will remain outstanding.

The board of directors of SunGard has approved the merger agreement and has recommended to SunGard’s stockholders that they adopt the agreement. In light of this transaction, the board of directors of SunGard has determined not to implement the previously announced plan to spin off SunGard’s Availability Services business.

The transaction is expected to be completed in the third quarter of 2005, subject to receipt of stockholder approval and customary regulatory approvals as well as satisfaction of other customary closing conditions.

Cristóbal Conde, president and chief executive officer of SunGard, said, “This transaction offers great value to our stockholders and represents an endorsement of our business model, industry leadership and financial strength. Our customers and employees should know that it is business as usual, now and following the completion of the transaction. The new investors in SunGard are world-leading private equity firms. They have a long-term view towards growing the businesses in which they invest and an excellent track record of working in partnership with management to build great companies.”

Mr. Conde continued, “This transaction would not have been possible without the hard work of all our employees. They should be assured that the success of the transaction will depend on growing the business rather than eliminating jobs or reducing service levels. Upon completion of the transaction, our current senior management team will continue to lead the company, with corporate headquarters remaining in Wayne, Pennsylvania.”

Glenn H. Hutchins, a cofounder and managing member of Silver Lake Partners, said, “Our consortium partners are extremely pleased with this investment. We have complete confidence in Cris Conde and his world-class leadership team at SunGard and believe the company has excellent prospects for continued technology leadership and growth. SunGard’s track record of delivering mission-critical, value-enhancing technology solutions to the world’s most important financial institutions is exceptional, and we look forward to working in partnership with the company to safeguard and extend that rich legacy. Our interests are aligned with the long-term interests of SunGard’s customers and employees. SunGard will continue to focus on meeting the needs of all of its customers by delivering cutting-edge technologies and providing the very high level of service its customers are accustomed to receiving.”

Mr. Hutchins continued, “We at Silver Lake Partners are privileged to be in partnership with this distinguished group of private equity firms in this unprecedented transaction. Each partner in the consortium brings considerable and complementary expertise to this investment. It is a powerhouse group distinguished by unparalleled experience and the best track records in the private equity industry, joined together in a shared commitment to investing in SunGard as equal partners and working closely with the company’s management and employees to maximize SunGard’s potential.” Credit Suisse First Boston LLC acted as financial advisors to SunGard and provided a fairness opinion to the board of directors of SunGard in connection with the transaction. In addition, Lazard also provided a fairness opinion to the board of directors of SunGard. Shearman & Sterling LLP acted as legal advisor to SunGard in connection with the transaction. Morgan, Lewis & Bockius LLP acted as legal advisor to SunGard’s management in connection with the transaction.

The transaction will be financed through a combination of equity contributed by each of the consortium partners and debt financing provided by JPMorgan, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Goldman Sachs & Co. and Morgan Stanley who also acted as financial advisors to the consortium partners. Ropes & Gray LLP and Simpson Thacher & Bartlett LLP acted as legal advisors to the consortium partners.

Webcast

SunGard will host a conference call to discuss this announcement today, Monday, March 28, 2005, at 8:30 a.m. EDT. The dial-in number is (719) 457-2634, passcode 6882747, or you may listen to the call live at www.vcall.com. An audio replay of the call will be available from noon today through Monday, April 3, 2005 at www.vcall.com and at (719) 457-0820, passcode 6882747. A copy of this press release can be found at www.sungard.com. All statements made by SunGard officers on the conference call and the information posted on the SunGard Web site are the copyrighted property of SunGard. Recording of the conference call is prohibited without the express prior written consent of SunGard.

About SunGard

SunGard is a global leader in integrated software and processing solutions, primarily for financial services. SunGard also helps information-dependent enterprises of all types to ensure the continuity of their business. SunGard serves more than 20,000 customers in more than 50 countries, including the world’s 50 largest financial services companies. SunGard (NYSE:SDS) is a member of the S&P 500 and has annual revenue of $3 billion. Visit SunGard at www.sungard.com.

About Silver Lake Partners

Silver Lake Partners is the leading private equity firm focused exclusively on large-scale investing in technology and related growth industries. Silver Lake seeks to achieve superior returns by investing with the strategic insight of an experienced industry participant, the operating skill of a world-class manager, and the financial expertise of a disciplined private equity investor. Specifically, Silver Lake’s mission is to function as a value-added partner to the management teams of the world’s leading technology franchises. Its portfolio companies include technology industry leaders such as Ameritrade, Business Objects, Flextronics, Gartner, Network General, Seagate Technology, Thomson and UGS. For more information: www.silverlake.com.

About Bain Capital

Bain Capital (www.baincapital.com) is a global private investment firm that manages several pools of capital including private equity, high-yield assets, mezzanine capital and public equity with more than $24 billion in assets under management. Since its inception in 1984, Bain Capital has made private equity investments and add-on acquisitions in over 225 companies in a variety of industries around the world, and has a team of almost 200 professionals dedicated to investing in and supporting its portfolio companies. A global team of professionals focused on technology has guided investments in nearly 75 technology and information services companies, including UGS PLM, Ameritrade, DoubleClick, TeamSystem, Experian, Integrated Circuit Systems, Gartner, Therma-Wave, Taleo and USinternetworking. Headquartered in Boston, Bain Capital has offices in New York, London and Munich.

About The Blackstone Group

The Blackstone Group, a private investment bank with offices in New York, Atlanta, Boston, London, Hamburg and Paris, was founded in 1985. The firm has raised a total of approximately $32 billion for alternative asset investing since its formation. Over $14 billion of that has been for private equity investing, including Blackstone Capital Partners IV, the largest institutional private equity fund ever raised at $6.45 billion. In addition to Private Equity Investing, The Blackstone Group’s core businesses are Private Real Estate Investing, Corporate Debt Investing, Marketable Alternative Asset Management, Mergers and Acquisitions Advisory, and Restructuring and Reorganization Advisory.

About Goldman Sachs Capital Partners

Goldman Sachs is a global leader in private equity and mezzanine investing. To date, Goldman Sachs has formed ten investment vehicles aggregating over $17 billion of capital. Goldman Sachs Capital Partners is the primary investment arm for Goldman Sachs in making privately negotiated equity investments. Since inception in 1986, Goldman Sachs Capital Partners has invested in over 500 companies globally in a broad range of industries. Goldman Sachs Capital Partners seeks long-term capital appreciation by committing equity to high-quality companies with superior management. For more information, please visit www.gs.com/pia.

About KKR

KKR is one of the world’s oldest and most experienced private equity firms specializing in management buyouts, with offices in New York, Menlo Park, California and London. For more information, visit www.kkr.com.

About Providence Equity Partners Inc.

Providence Equity Partners Inc. is one of the world’s leading private investment firms specializing in equity investments in media and communications companies. The principals of Providence Equity manage funds with over $9 billion in equity commitments and have invested in more than 80 companies operating in over 20 countries since the firm’s inception in 1990. Current and previous areas of investment include cable television content and distribution, wireless and wireline telephony, publishing, radio and television broadcasting and other media and communications sectors. Significant investments include VoiceStream Wireless, Warner Music Group, PanAmSat, AT&T Canada, eircom plc, Casema, Kabel Deutschland, Language Line, F&W Publications, ProSiebenSat.1, and Bresnan Broadband Holdings. The firm has offices in Providence, New York and London. Visit www.provequity.com for additional information.

About Texas Pacific Group

Texas Pacific Group, founded in 1993 is a private investment partnership managing over $15 billion in assets. The firm is and based in Fort Worth, Texas, with additional offices in San Francisco and London. TPG seeks to invest in world-class franchises across a range of industries, including significant investments in technology, retail, consumer products, airlines and healthcare. TPG is a leading global private equity investor in the technology sector with investments in Business Objects (BOBJ), Conexant (CNXT), MEMC

Electronic Materials (WFR), ON Semiconductor (ONNN), Paradyne Networks (PDYN), Seagate Technology (STX), Isola, Network General, and Smart Modular. Significant investments outside of technology include Continental Airlines (CAL), Del Monte Foods (DLM), Petco (PETC), Punch Taverns (PUB), Ducati Motorcycles (DMH), J. Crew Group and Burger King.

About the Transaction

In connection with the proposed merger, SunGard will file a proxy statement with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by SunGard at the Securities and Exchange Commission’s Web site at http://www.sec.gov. The proxy statement and such other documents may also be obtained for free from SunGard by directing such request to SunGard, Attention: Investor Relations, telephone: (484) 582-5500.

SunGard and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of SunGard’s participants in the solicitation is set forth in SunGard’s proxy statements and Annual Reports on Form 10-K, previously filed with the Securities and Exchange Commission, and in the proxy statement relating to the merger when it becomes available.

SunGard’s “Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995

Statements about the expected effects, timing and completion of the proposed transaction and all other statements in this release other than historical facts, constitute forward-looking statements. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “would,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions which concern our strategy, plans or intentions. All statements we make relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. All of these forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those we expected. We derive most of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Some of the factors that we believe could affect our results include: general economic and market conditions, including the lingering effects of the economic slowdown on information technology spending levels, trading volumes and services revenue; the overall condition of the financial services industry, including the effect of any further consolidation among financial services firms; the integration of acquired businesses, the performance of acquired businesses, and the prospects for future acquisitions; the effect of war, terrorism or catastrophic events; the effect of disruptions to our ASP Systems; the timing and magnitude of software sales; the timing and scope of technological advances; customers taking their information availability solutions in-house; the trend in information availability toward solutions utilizing more dedicated resources; the market and credit risks associated with clearing broker operations; the ability to retain and attract customers and key personnel; risks relating to the foreign countries where we transact business; and the ability to obtain patent protection and avoid patent-related liabilities in the context of a rapidly developing legal framework for software and business-method patents. We may not be able to complete the proposed transaction on the terms summarized above or other acceptable terms, or at all, due to a number of factors, including the failure to obtain approval of our stockholders, regulatory approvals or to satisfy other customary closing conditions. The factors described in this paragraph and other factors that may affect our business or future financial results are discussed in our filings with the Securities and Exchange Commission, including our Form 10-K for the year ended December 31, 2004, a copy of which may be obtained from us without charge. We assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events or other factors.

Trademark Information: SunGard and the SunGard logo are trademarks or registered trademarks of SunGard Data Systems Inc. or its subsidiaries in the U.S. and other countries. All other trade names are trademarks or registered trademarks of their respective holders.

For SunGard

Investors:

Madeline Hopkins

(484) 582-5506

Michael Ruane

(484) 582-5405

Media:

Brian Robins

(484) 582-5468

For Silver Lake Partners:

Matt Benson, Citigate Sard Verbinnen

(212) 687-8080

For Bain Capital:

Alex Stanton, Stanton Crenshaw

(212) 780-1900 x515

For The Blackstone Group:

John A. Ford

(212) 583-5559

For Goldman Sachs Capital Partners:

Peter Rose

(212) 902-3114

For KKR:

Ruth Pachman, Kekst & Company

(212) 521-4891

For Providence Equity Partners:

Andrew Cole, Citigate Sard Verbinnen

(212) 687-8080

For Texas Pacific Group:

Owen Blicksilver, Blicksilver PR

(516) 742-5950

NOTE TO EDITORS:

For more information visit SunGard’s PR Web site (www.sungard.com/pr/).

This is for press and media use only. For additional SunGard contact information visit the Contact SunGard page.

Brian Robins

680 East Swedesford Road

Wayne, PA 19087

Tel: 650-377-3897

Fax: 650-358-0820

E-mail: marketing@sungard.com